Exhibit 10.6

**Information contained in portions of this Exhibit has been redacted because the Company has determined that such information (i) is not material and (ii) would likely cause competitive harm to the Company if it were to be publicly disclosed.  Information redacted from this Exhibit has been marked by the following [**].

August 11, 2020

TO WHOM IT MAY CONCERN

SUBJECT; LETTER OF AUTHORIZATION

The above subject refers.

We, BIOHIT HEALTHCARE (HEFEI) CO., LTD. locating at Building D9 floor 1-4, Innovation Park, No.800 West Wangjiang Road, High-Tech Zones, hereby authorize ThermoGenesis Holdings, Inc. a duly incorporated company with primary office at 2711 Citrus Road, Rancho Cordova, CA 95742, U.S.A., as our authorized distributor to market, sell and distribute our test kits for SAR-CoV-2 Coronavirus (COVID-19) in United States. Its order will be taken as priority.

We are looking forwards to your kind cooperation and patronage.

Best regards

Expiry Date: August 11, 2021

/s/ Liu Feng

/s/ XX

Note:

To ensure the legality and validity of the authorization, the distributor and BIOHIT need to meet the requirements of FDA as following:

Biohit Healthcare {Hefei) Co. Ltd. (Biohit) and Authorized Distributor(s)

A. Biohit's product must comply with the following labeling requirements under FDA regulations: the intended use statement (21 CFR 809.10(a)(2), (b)(2)); adequate directions for use (21 U.S.C. 352(f)), (21 CFR 809.lO(b)(S), (7), and (8)); appropriate limitations on the use of the device including information required under 21 CFR 809.10(a)(4); and any available information regarding performance of the device, including requirements under 21 CFR 809. l0(b)(12).

B. Biohit and authorized distributor(s) will make Biohit product available with the authorized labeling to authorized laboratories. Biohit may request changes to the authorized labeling. Such requests will be made in consultation with, and require concurrence of, 5 "Authorized Distributor(s)" are Identified by Biohit Healthcare (Hefei) Co. ltd., in the EUA submission as an entity allowed to distribute Biohit device. Page 5 - Brian Yang, Biohit Healthcare (Hefei) Co. Ltd.

DMD/O HT7-0I R/OPEQ/ CDRH.

C. Biohit and authorized distributor(s) will make available on Biohit's website(s) the Fact Sheet for Healthcare Providers and the Fact Sheet for Recipients.

D. Biohit and authorized distributor(s) will inform authorized laboratories and relevant public health authorities of this EUA, Including the terms and conditions herein, and any updates made to Biohit product and authorized labeling.

E. Through a process of inventory control, Biohit and authorized distributor(s) will maintain records of the authorized laboratories to which they distribute the test and number of tests they distribute.

/s/ XX

F. Biohit and authorized distributor(s) will collect information on the performance of Biohit product. Biohit will report to FDA any suspected occurrence of false positive and false negative results and significant deviations from the established performance characteristics of the product of which Biohit become aware.

G. Biohit and authorized distributor(s) are authorized to make available additional Information relating to the emergency use of Biohit product that is consistent with, and does not exceed, the terms of this letter of authorization.

H. Biohlt and authorized distributor(s) will make available the internal control material or other authorized control materials at the same time as Biohit's product.

I. Biohit and authorized distributor(s) will make available the SARS-CoV-2 lgM and IgG Positive Control(s) and Negative Control by July 3, 2020 (refer to condition Y).

/s/ XX

- - - - - - - - - - - - -

Terms:

1. ThermoGenesis should provide the necessary documents and materials required by FDA to finish the authorization.

2. ThermoGenesis agrees to purchase at $ [**] USD per test before [**] purchase quantity, after the [**] quantity is finished, BIOHIT agrees to sell at $ [**] USD per test to ThermoGenesis.

3. For further cooperation and purchase, ThermoGenesis and BIOHIT should sign the purchase agreement to discuss more specific details.

BIOHIT HealthCare Co., ltd.

Sign:     /s/ Liu Feng

Date:     August 11, 2020

ThermoGenesis Holdings, Inc.

Sign: /s/ Chris Xu, Ph.D. / CEO

Date: August 11, 2020